NEWS RELEASE for November 7, 2011

BIOLASE REPORTS THIRD QUARTER, NINE-MONTH RESULTS

•	GAAP Revenue of $13.1 Million in Q3, up 110 Percent Year over Year, Versus $13.0 Million Average Consensus from Published Analysts’ Reports

•	GAAP Net Loss of $953,000 in Q3; Non-GAAP Net Loss of $397,000 in Q3

•	GAAP Net Loss of $0.03 Per Share in Q3 Versus Average Consensus of $0.02 Net Loss Per Share from Publicly Published Analysts’ Reports

•	Year to Date GAAP Net Loss of $2.5 Million; Year to Date Non-GAAP Net Loss of $175,000, Compared to Non-GAAP Net Loss of $10.6 Million for the Same Period in the Prior Year, a Reduction of 98 Percent

•	U.S. Sales Expected to Increase as a Percentage of Total Sales and Exceed International Sales in the Fourth Quarter

•	Q4 Revenue Guidance: $16 Million to $18 Million, Net of Equipment Sales to Henry Schein

IRVINE, CA (November 7, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today reported unaudited operating results for its third quarter and nine months ended September 30, 2011.

Net revenue for this year’s third quarter was $13.1 million, up 110 percent from $6.2 million in the same quarter for 2010 and up 8 percent sequentially from $12.1 million in the second quarter of 2011. These increases were primarily driven by BIOLASE’s exit from an exclusive distribution arrangement in August 2010 with Henry Schein, Inc. (NASDAQ:HSIC) and the Company’s return to a direct sales and multi-distributor business model. Net revenue for the first nine months of 2011 was $35.7 million, up 116 percent through organic growth from $16.5 million in the prior year period. Approximately 63 percent of BIOLASE’s revenues for the third 2011 quarter and 57 percent of revenues for the nine months ended September 30, 2011, were from the sale of its all-tissue Waterlase systems, the vast majority of which have been the sales of the newly introduced, revolutionary Waterlase iPlus™. Sales of BIOLASE’s diode laser systems made up approximately 17 percent and 21 percent of total revenues during the third quarter and nine months ended September 30, 2011, respectively. BIOLASE also generated its first sales revenues from its new, state-of-the-art BIOLASE DaVinci Imaging™ dental imaging devices, totaling $100,000 during the third quarter of 2011. The Company’s initial imaging revenues were severely impacted by regulatory requirements. Excluding royalties of $14,000 and $218,000 in the third quarter of 2011 and 2010, respectively, net revenue increased $7.0 million, or 117 percent, period over period.

On a GAAP basis, the net loss for the third quarter of 2011 totaled $953,000, or a loss of $0.03 per share, compared to a net loss of $2.7 million, or a loss of $0.10 per share, in the third quarter of 2010. After removing non-cash depreciation and amortization expenses of $151,000, and non-cash stock-based, equity instrument and non-cash compensation expense of $403,000, this year’s third quarter resulted in a non-GAAP net loss of $397,000, or a loss of $0.01 per share, compared with a non-GAAP net loss of $2.2 million, or a loss of $0.08 per share, for the third quarter of 2010.

The Company’s net loss for the first nine months of 2011 totaled $2.5 million, or a loss of $0.09 per share, compared to a net loss of $12.2 million, or a loss of $0.48 per share, for the same period in the prior year. After removing interest expense of $306,000, non-cash depreciation and amortization expenses of $562,000, and non-cash stock-based, equity instrument and non-cash compensation expense of $1.4 million, this year’s non-GAAP net loss was $175,000, or a loss of $0.01 per share, for nine months ended September 30, 2011, compared with a non-GAAP net loss of $10.6 million, or a loss of $0.42 per share, for the same period in 2010, an improvement of 98 percent year over year.

The percentage of net revenue in this year’s third quarter from the U.S. and international markets, including unit sales and consumables, totaled approximately 50 percent, respectively, as compared to approximately 64 percent and 36 percent of net revenue in the prior year comparable period. During the quarter, the Company allocated its selling resources to the international markets in order to take advantage of recent international regulatory approvals which created market opportunities for the Waterlase iPlus in Canada, Russia, Taiwan and other countries. While BIOLASE experienced certain capacity constraints during the third quarter, the Company expects these limitations to be substantially mitigated in the fourth quarter. While international sales are expected to remain strong, United States sales are expected to increase as a percentage of total sales in the fourth quarter.

Federico Pignatelli, Chairman and CEO, said, “We continued to execute as per internal plans in the third quarter and I am pleased with our operating results, particularly with our international expansion and consequent equipment sales. Our revenue growth for both the quarter and year to date exceeded 110 percent, while margins expanded and our loss narrowed drastically year over year. Also in the period, we continued to strengthen our executive team with key hires and promotions, gained new regulatory approvals, expanded our international commercial channels, and shipped the first of our BIOLASE DaVinci Imaging orders. We are poised to finish the year strong and build sustained momentum into 2012.”

Recent Highlights
A series of recent actions, developments and key accomplishments include the following:

•	Key management changes: Chief Financial Officer Fred Furry was promoted with the additional role of Chief Operating Officer; Richard Whipp was promoted to Vice President of Operations from Director of Operations; Ehab Esmail was named Vice President of Global Regulatory, Quality and Clinical Affairs; and Sean Sykes was promoted to Vice President of Information Technology.

•	Received regulatory approvals to sell the Waterlase iPlus throughout Canada and the Waterlase iPlus and iLase™ portable dental laser systems throughout the Russian Federation, Taiwan, and other countries.

•	The increase of BIOLASE’s net equity from a stockholders’ deficit of approximately $3.5 million at September 30, 2010, to positive stockholders’ net equity of $14.3 million at September 30, 2011, an increase of $17.8 million over the past twelve months.

•	The declaration of a one percent stock dividend payable on September 15, 2011 to stockholders of record on August 29, 2011.

•	Board approval of a stock repurchase program of up to 2,000,000 of the Company’s outstanding common stock.

•	The fulfillment of the final portion of two irrevocable purchase orders from Schein during the quarter, which originally totaled $9 million.

•	The award of a new patent for the laser-induced cleaning and disinfecting of root canals with an endodontic probe which addresses the known causes of high failure rates with root canal therapy using conventional endodontic files.

•	The award of three new patents that significantly strengthened the intellectual property surrounding the Company’s core laser technology and extended it well into 2026, while augmenting protection for many newer features and alternatives such as more laser wavelengths.

•	The award of three new patents directly related to treating presbyopia, a condition suffered by more than two billion people worldwide, giving BIOLASE one of the widest ranges of applications and coverage in the field. A new business entity, OCCULASE, Inc., a wholly-owned subsidiary of BIOLASE, was formed in Delaware to give the Company flexibility in maximizing the value of its ophthalmology technology products and portfolio. BIOLASE remains focused on obtaining the grant of an Investigational Device Exemption using this technology during 2012.

•	The initial shipments of BIOLASE DaVinci Imaging equipment.

Gross profit as a percentage of GAAP net revenue for this year’s third quarter and first nine months was 41 percent and 44 percent, respectively, compared to 29 percent and 24 percent for the prior year comparable periods. The year-over-year increases were primarily due to higher sales volumes. The gross profit in the third quarter of 2011 decreased from 46 percent in the second quarter of 2011 primarily due to the decline in Procter & Gamble Co.’s (NYSE:PG) royalty revenue and reduced margins from the higher volume of international revenues during the quarter.

The Company’s gross margin is expected to improve considerably in the fourth quarter as total sales and the percentage of U.S. sales increase.

Operating expenses in the first nine months of 2011 were $17.8 million, respectively, compared to $15.8 million in the prior year period. Operating expenses improved as a percentage of net sales to 50 percent for the first nine months of 2011 from 96 percent for the same period in the prior year.

As of September 30, 2011, cash and cash equivalents totaled approximately $5.8 million, accounts receivable totaled $8.1 million, and shareholders’ equity was $14.3 million.

There are currently analysts from four companies publishing reports publicly on BIOLASE, including: Needham & Co, Rodman & Renshaw LLC, WJB Capital Group, and Ascendiant Capital Markets LLC.  The average consensus revenue estimate from their published reports for the third quarter of 2011 was $13.0 million. The average consensus revenue estimate for the fourth quarter of 2011 is $16.4 million. The Company’s revenue guidance for the fourth quarter is $16 million to $18 million, net of equipment sales to Schein.

Conference Call
As previously announced, BIOLASE is conducting a conference call today at 11:00 a.m. Eastern Time to review these financial results. The dial-in number for the call is toll-free 1-877-941-8416 or toll/international 1-480-629-9808. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

- TABLES FOLLOW -
BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended	September 30,
	2011	2010	2011	2010
Products and services revenue	$13,047	$6,002	$35,282	$15,085
License fees and royalty revenue	14	218	419	1,422

Net revenue	13,061	6,220	35,701	16,507
Cost of revenue	7,743	4,429	19,931	12,515

Gross profit	5,318	1,791	15,770	3,992

Operating expenses:
Sales and marketing	3,217	2,110	8,680	7,825
General and administrative	1,987	1,330	5,913	5,031
Engineering and development.	1,052	775	3,238	2,990
Total operating expenses	6,256	4,215	17,831	15,846

Loss from operations	(938)	(2,424)	(2,061)	(11,854)

Gain (loss) on foreign currency transactions	44	(118)	(10)	(75)
Interest income	—	1	—	2
Interest expense	(2)	(157)	(306)	(216)

Non-operating gain (loss), net	42	(274)	(316)	(289)

Loss before income tax provision	(896)	(2,698)	(2,377)	(12,143)
Income tax provision	57	28	79	52

Net loss	$(953)	$(2,726)	$(2,456)	$(12,195)

Net loss per share:
Basic	$(0.03)	$(0.10)	$(0.09)	$(0.48)

Diluted	$(0.03)	$(0.10)	$(0.09)	$(0.48)

Shares used in the calculation of net loss per share:
Basic	30,227	25,287	28,514	25,262

Diluted	30,227	25,287	28,514	25,262

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BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,757	$1,694
Accounts receivable, less allowance of $242 and $311 in 2011 and 2010,
respectively	8,074	3,331
Inventory, net	9,823	6,987
Prepaid expenses and other current assets	1,199	1,355
Total current assets	24,853	13,367
Property, plant and equipment, net	1,168	1,331
Intangible assets, net	244	342
Goodwill	2,926	2,926
Deferred tax asset	13	11
Other assets	186	170

Total assets	$29,390	$18,147

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Term loan payable, current portion	$—	$2,622
Accounts payable	5,859	4,029
Accrued liabilities	5,759	5,482
Customer deposits	180	5,877
Deferred revenue, current portion	1,905	1,650

Total current liabilities	13,703	19,660
Deferred tax liabilities	598	544
Warranty accrual, long-term	385	424
Deferred revenue, long-term	33	433
Other liabilities, long-term	387	133

Total liabilities	15,106	21,194

Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 32,264 and 27,424 shares issued and 30,300 and 25,460 shares outstanding in 2011
and 2010, respectively	33	27
Additional paid-in capital	138,115	118,375
Accumulated other comprehensive loss	(283)	(324)
Accumulated deficit	(107,182)	(104,726)

	30,683	13,352
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity (deficit)	14,284	(3,047)

Total liabilities and stockholders’ equity (deficit)	$29,390	$18,147

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Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

BIOLASE TECHNOLOGY, INC.
Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
GAAP net loss	$(953)	$(2,726)	$(2,456)	$(12,195)
Adjustments:
Interest expense	2	157	306	216
Depreciation and amortization expense	151	259	562	830
Stock based, equity instrument and non-cash compensation expense	403	137	1,413	523
Non-GAAP net loss	$(397)	$(2,173)	$(175)	$(10,626)

GAAP net loss per share:
Basic and Diluted	$(0.03)	$(0.10)	$(0.09)	$(0.48)
Adjustments:
Interest expense	0.00	0.00	0.01	0.01
Depreciation and amortization expense	0.01	0.01	0.02	0.03
Stock based, equity instrument and non-cash compensation expense	0.01	0.01	0.05	0.02
Non-GAAP net loss per share:
Basic and Diluted	$(0.01)	$(0.08)	$(0.01)	$(0.42)

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